CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS




United Dominion Realty Trust, Inc.
Richmond, Virginia



We consent to the incorporation by reference in the previously filed Registration Statement Form S-3 No. 33-40433, Registration Statement Form S-3 No. 33-32930, Registration Statement Form S-8 No. 33-47926 and Registration Statement Form S-8 No. 33-48000 of United Dominion Realty Trust, Inc. of our report dated February 4, 1994, with respect to the combined Historical Summary of Gross Income and Direct Operating Expenses of Holly Tree Park Apartments, Knolls at Newgate and Mallard Green Apartments for the year ended December 31, 1993 included in this Form 8-K dated May 26, 1994.



                                                            /s/ BDO SEIDMAN

Philadelphia , Pennsylvania
May 26, 1994